UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
LUNA INNOVATIONS INCORPORATED
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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301 1st Street SW, Suite 200
Roanoke, Virginia 24011
__________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2017
__________________________________
To the Stockholders of Luna Innovations Incorporated:
Notice is hereby given that the Annual Meeting of Stockholders of Luna Innovations Incorporated (the “Company”) will be held at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 on Wednesday, May 24, 2017, at 9:00 a.m. EDT for the following purposes:

1.	To elect the board’s three nominees named herein to serve as Class II members of the Company’s board of directors to hold office until the 2020 annual meeting of stockholders.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

3.
To ratify the appointment, by the Audit Committee of the Company’s board of directors, of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

4.	To transact any other business that is properly brought before the meeting or any adjournment or postponement thereof.
Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.
Stockholders of record at the close of business on April 6, 2017 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of shares of the Company’s common stock representing a majority of shares of the Company’s common stock issued and outstanding on the Record Date will be required to establish a quorum at the annual meeting.
Your vote is important. Please sign, date and return the enclosed proxy card as soon as possible, or vote by telephone or on the Internet as instructed in these materials, to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of the Company’s common stock, you may cast your vote by proxy or in person at the annual meeting. If your shares are held of record by a brokerage firm, bank or other nominee, you must obtain a proxy issued in your name from that record holder and should instruct the record holder as to how to vote your shares.

By Order of the Board of Directors,

/s/ Scott A. Graeff
Scott A. Graeff
Chief Strategy Officer, Treasurer and Secretary
Roanoke, Virginia
April 20, 2017
You are cordially invited to attend the annual meeting. Whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed envelope, or vote by telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Stockholders to be held on May 24, 2017: The Proxy Statement and Annual Report to Stockholders are available at https://materials.proxyvote.com/550351.

LUNA INNOVATIONS INCORPORATED
__________________________________
PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
MAY 24, 2017
  __________________________________
INFORMATION CONCERNING SOLICITATION AND VOTING
General
This proxy statement is furnished to the stockholders of Luna Innovations Incorporated (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held on May 24, 2017 at 9:00 a.m. EDT at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke, Virginia 24016 for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” Directions to the annual meeting may be found at http://www.education.edu/directions-parking.html. Information on how to vote in person at the annual meeting is discussed below.
A copy of our Annual Report to Stockholders, which includes our annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission, together with this proxy statement and accompanying proxy card, is expected to be mailed on or about April 20, 2017 to our stockholders of record as of the close of business on the Record Date. Those materials are also available at https://materials.proxyvote.com/550351.
This solicitation is made on behalf of our board of directors, and we will pay the costs of solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending our proxy material to our stockholders. Our principal executive offices are located at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011, and our telephone number is (540) 769-8400.
Shares Entitled to Vote and Quorum Requirement
Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Stockholders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, our 2017 annual meeting of stockholders. A list of our stockholders will be available for review at our principal executive offices during regular business hours for a period of ten days prior to the annual meeting. As of the close of business on April 6, 2017, 27,989,103 shares of our common stock were issued and 27,542,276 shares of our common stock were outstanding; therefore, the presence at the meeting, in person or by proxy, of at least 13,771,138 shares of common stock will constitute a quorum. Each share of common stock owned as of the Record Date is entitled to one vote. If there is no quorum, holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
Voting Procedures
The procedures for voting differ depending on whether you are a stockholder of record (that is, if your shares are registered directly in your own name with the Company’s transfer agent) or you hold your shares in “street name” (that is, your shares are held in an account at a brokerage, bank, dealer or other similar organization rather than in your own name, in which case you are considered to be the “beneficial owner” of those shares).

Stockholders of Record
Stockholders of record may vote by (i) completing and returning the enclosed proxy card prior to the meeting, (ii) voting over the telephone, (iii) voting on the Internet, (iv) voting in person by ballot at the meeting, or (v) submitting a signed proxy card at the meeting.
A proxy card is enclosed for your use. We ask that you carefully review, complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.
Instead of submitting your vote in person or by mail, you may vote by telephone or over the Internet. In order to vote by telephone or over the Internet, please have the enclosed proxy card available for reference, and call the number or visit the website listed on the proxy card and follow the instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., EDT on Tuesday, May 23, 2017 to be counted. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, by mail, over the Internet or in person at the annual meeting, your shares will not be voted.
Beneficial Owners
If your shares are held in street name, the organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from the Company. As a beneficial owner, you still have the right to direct your broker or other agent regarding how to vote the shares in your account. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank.
You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange ("NYSE"), deems the particular proposal to be a “routine” matter. Even though our common stock is listed on the NASDAQ Capital Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at our annual meeting. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation and certain corporate governance proposals, even if supported by management. Accordingly, your broker or nominee may not vote your shares on Proposals No. 1 or No. 2 without your instructions, but may vote your shares on Proposal No. 3.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. There is no cost associated with casting your vote online. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

The persons named as attorneys-in-fact to vote the proxies, My E. Chung and Dale E. Messick, were selected by the board of directors and are executive officers of the Company. All properly executed proxies returned in time to be counted at the annual meeting will be voted.
If you return a signed and dated proxy card without marking voting selections, then unless there are different instructions on the proxy card, your shares will be voted at the meeting FOR the election of the three director nominees listed in Proposal No. 1, FOR the advisory approval of executive compensation in Proposal No. 2, and FOR the ratification of the appointment of our independent registered public accounting firm in Proposal No. 3. With respect to any other business that may properly come before the annual meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders.
All votes cast at the annual meeting will be tabulated by the person or persons appointed by our board of directors to act as inspectors of election for the meeting. The inspectors of election will separately count, for Proposal No. 1, the election of directors, votes “For,” “Withhold” and “broker non-votes,” and with respect to other proposals, votes “For” and “Against,” abstentions and “broker non-votes.” Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine,” in which case the broker or nominee cannot vote the shares, as described above.
Abstentions and broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted towards the vote total for each of Proposals No. 2 and 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and are not included in the tabulation of voting results on any proposals.

The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the meeting and entitled to vote on the election of directors. The three nominees receiving the most “For” votes will be elected.
Proposal No. 2, advisory approval of the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote.
The appointment of our independent registered public accounting firm listed in Proposal No. 3 will be ratified if a majority of shares present or represented by proxy at the meeting and entitled to vote thereon vote “For” such proposal.
Your vote is important. Accordingly, please carefully review, complete, sign, date and return the enclosed proxy card, or vote over the telephone or Internet, whether or not you plan to attend the annual meeting in person.
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Changing Your Vote
If you are a stockholder of record, you may revoke your proxy at any time before it is actually voted at the meeting either by signing and submitting a new proxy card with a later date or by attending the annual meeting and voting in person. You may also grant a subsequent proxy by telephone or over the Internet. Your most recently submitted proxy card or telephone or Internet proxy is the one that will be counted. Merely attending the meeting, however, will not revoke your submitted proxy unless you vote at the meeting, which will have the effect of revoking your proxy. You may also send a timely written notice that you are revoking your proxy to our Corporate Secretary at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011.
If you hold shares through a bank or brokerage firm, you should have received a proxy card and voting instructions with these proxy materials, and you must contact the bank or brokerage firm directly to revoke any prior voting instructions.
Results of Voting
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the annual meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General Information
Our board of directors is divided into three classes (Class I, Class II and Class III) with staggered three-year terms. Each class consists, as nearly as possible, of one-third of the total number of directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The board of directors currently has six members, including two Class II directors whose terms expire at the 2017 annual meeting. Each of the nominees listed below, except for Warren Phelps, III, is currently a director of the Company who was previously elected by the stockholders. Mr. Phelps was recommended for nomination to the Company's board of directors by the Company's Nominating and Governance Committee. The terms of the Class III and Class I directors will expire at the 2018 and 2019 annual meetings of the stockholders, respectively.
Our board of directors has nominated Michael W. Wise, Gary Spiegel and Warren B. Phelps, III to serve as Class II directors for a three-year term expiring at the 2020 annual meeting of stockholders and until their successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Mr. Wise is currently a Class II director, and a member of the Audit Committee and the Compensation Committee. Mr. Spiegel is currently a Class II director, and a member of the Compensation Committee. In addition, our board of directors has appointed N. Leigh Anderson as a Class III director, effective upon the completion of the 2017 annual meeting of stockholders.
Directors are elected by a plurality of the votes of shares present in person or represented by proxy and entitled to vote on the election of directors. Proxies cannot be voted for more than three nominees. The three nominees receiving the highest number of “For” votes will be elected. Only votes “For” and “Withheld” will affect the outcome. Broker non-votes will have no effect on this proposal. Shares represented by executed proxies will be voted “For” the election of the three nominees recommended by the board of directors unless the proxy is marked in such a manner so as to withhold authority to vote. If any of the nominees is unable or unexpectedly declines to serve as director, the board of directors may designate another nominee to fill the vacancy, and the proxy will be voted for that nominee. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that either nominee will be unable to serve.
The names of the three nominees for director and of our other directors whose terms will continue after the annual meeting, their ages as of April 1, 2017, and certain other information about them are set forth below. There are no family relationships among our directors or executive officers.

Names of Nominees	Age	Position(s)	Director Since
Michael W. Wise	66	Director	2011
Gary Spiegel	66	Director	2015
Warren B. Phelps, III	70	Director Nominee	2017
Names of the Incumbent Directors with Terms Continuing After 2017 Annual Meeting	Age	Position(s)	Director Since
Richard W. Roedel	67	Chairman of the Board of Directors	2005
John B. Williamson, III	62	Director	2010
My E. Chung	64	Director	2011
Donald Pastor	63	Director	2015
N. Leigh Anderson	67	Future Director	2017
Our Nominating and Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the committee views as critical to effective functioning of the board. The biographies below include information, as of the date of this proxy statement, relating to the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the committee to believe that the nominee or director should serve or continue to serve, as applicable, on the board.

However, each of the members of the committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.

Class II Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

    Michael W. Wise has served as a member of our board of directors since May 2011. In May 2015, Mr. Wise retired from his role as the Chief Financial Officer of Corvesta, Inc., an insurance and technology holding company, and Chief Financial Officer of its subsidiary Delta Dental of Virginia. Mr. Wise also served on the boards of directors and as treasurer of additional Corvesta portfolio companies, including Corvesta Life Insurance Company, a life and health insurance company. Prior to joining Delta Dental of Virginia as its Chief Financial Officer in 1996, Mr. Wise owned and managed several small businesses. He currently serves and has in the past served on numerous boards of directors of local non-profit organizations. He received a B.S. degree in Business Administration - Accounting from West Virginia University and was previously a Certified Public Accountant. The Nominating and Governance Committee believes that Mr. Wise's accounting and financial background, his experience in funding and managing technology companies through growth periods, his experience as an entrepreneur and his local and community leadership make him a valuable member of our board of directors. Mr. Wise is also one of our largest stockholders, which the Nominating and Corporate Governance Committee believes evidences his commitment to the long-term interest of our stockholders.
Gary Spiegel has served as a member of our board of directors since May 2015. He has more than 35 years of experience in the photonics industry. He held various positions, including vice president, sales and marketing, senior vice president, sales and business development, and senior vice president, business development at Newport Corporation from 2002 to 2013. Mr. Spiegel retired from Newport Corporation in 2014 and is currently a business development consultant. He has a Bachelor’s Degree in Industrial Marketing from Baruch College of the City University of New York. He also sits on the board of directors of Telescent Inc., an early stage technology company focused on software defined network cross connect technology and is Secretary and Treasurer of the SPIE, where he chairs the Financial Advisory Committee, as well as the Compensation Committee. He is also a member of the OSA Corporate Associate Committee. The Nominating and Governance Committee believes that Mr. Spiegel's extensive experience in the photonics industry enables him to continue to make valuable contributions to the board of directors.

Warren B. Phelps, III has served as Executive Chairman of Empower RF Systems, a developer and manufacturer of high power RF amplifiers for the defense and commercial markets, since January 2013. From 2009 until December 2012, Mr. Phelps served as the Chairman and Chief Executive Officer of Empower. Since 2007, Mr. Phelps has served as a director and Chairman of the audit committee of U.S. Auto Parts Network, Inc., a public company. From 2000 until his retirement in 2006, Mr. Phelps served in several executive positions for Spirent plc, a leading communications technology company, most recently as President of the Performance Analysis Broadband division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer, at MICOM Communications and in various financial management roles at Burroughs/Unisys Corporation. Mr. Phelps current serves on the board of directors of a privately held company and on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree in mathematics from St. Lawrence University in Canton, New York and an M.B.A. from The University of Rochester in Rochester, New York. The Nominating and Governance Committee believes that Mr. Phelps's prior experience as a Chief Executive officer and with the defense and commercial industries enables him to make valuable contributions to the board of directors.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” EACH NAMED NOMINEE.
Class III Director Continuing in Office Until the 2018 Annual Meeting of Stockholders

My E. Chung has served as our President and Chief Executive Officer and as a member of our board of directors since April 2011. He previously served as Senior Vice President of Worldwide Sales for Sunrise Telecom, a publicly held provider of communications test and measurement solutions for telecom, cable and wireless networks, from September 2009 to March 2011. In 2005, Mr. Chung was appointed as President and Chief Executive Officer of Circadiant Systems, an optical testing company, and served in that role until the company’s acquisition by JDS Uniphase Corporation in November 2008, and continued as senior director of the Circadiant business unit of the combined company until June 2009. From 1998 to 2004, he served as Group President of Spirent Communications, a division of Spirent PLC, a publicly held provider of communications test equipment, and served on Spirent PLC’s board of directors as Executive Director from 2001 to 2004. Previously, he was Division President of Acterna, formerly known as Telecommunications Techniques Corporation ("TTC"). Having joined TTC in 1987 as National Sales Manager, Mr. Chung later became Director of Sales and Vice President of U.S. Sales. In 1992, he became Division President with responsibility for the Network Services Division focusing on products used in the installation and maintenance of networks at customer premises. His responsibilities included product development, marketing, manufacturing and accounting. He was involved in setting TTC’s strategic direction through a number of strategic partnerships and acquisitions. Mr. Chung’s earlier career was spent at Agilent, formerly Hewlett-Packard Company, where he spent 11 years in sales and sales management. Mr. Chung received a bachelor’s degree in electrical engineering from New Jersey Institute of Technology. The Nominating and Governance Committee believes that Mr. Chung’s position as our President and Chief Executive Officer and his prior management experience with technology companies will enable him to continue to make valuable contributions to our board of directors.

Donald Pastor has served as a member of our board of directors since May 2015. Prior to our merger with Advanced Photonix, Inc. ("API"), he served as a director of API from July 2005 to May 2015 and served as the non-executive chairman of the board of directors beginning in October 2012. Mr. Pastor is also the President of DP Business Services, a consulting firm which he founded in January 2012. From 1986 through June 2012, he was employed at Telephonics Corporation. From 2006 through 2012, he served as the president - electronics systems division of Telephonics Corporation. In addition, Mr. Pastor previously served as the chief executive officer of TLSI, a wholly owned subsidiary of Telephonics Corporation, and as the chief financial officer of Telephonics Corporation. For the past thirty years, Mr. Pastor has held a variety of financial, administrative and operational positions in high technology and defense related industries. Mr. Pastor holds a B.S. degree in marine engineering from the U.S. Merchant Marine Academy and an M.B.A. from Loyola University Maryland. The Nominating and Governance Committee believes that Mr. Pastor's extensive experience in financial, administrative and operational positions in high technology and defense related industries enables him to continue to make valuable contributions to the board of directors.

N. Leigh Anderson has been appointed as a member of our board of directors, effective upon the completion of the 2017 annual meeting of stockholders. Dr. Anderson has served as Chief Executive Officer of SISCAPA Assay Technologies, a developer of diagnostic testing technology, of which he was a co-founder, since 2011, and has served as the Chief Executive Officer of the Plasma Proteome Institute, a non-profit biomedical scientific research institute in Washington, D.C., of which he is also a founder, since 2002. From 2001 to 2002, Dr. Anderson served as the Chief Scientific Officer and a member of the board of directors of Large Scale Biology Corporation, a public biotechnology company. Dr. Anderson also served as a member of the board of directors and a member of the audit committee of Dade Behring Holdings, Inc., a publicly held medical diagnostics equipment manufacturer, from 2002 until its acquisition by Siemens AG in 2007. Dr. Anderson earned a B.A. degree in physics from Yale University and a Ph.D. in molecular biology from Cambridge University. The Nominating and Governance Committee believes that Dr. Anderson's scientific background in critical areas and pertinent executive and director experience in the biotechnology and biomedical industries enable him to bring significant value to the board of directors.
Class I Director Nominees for Election for a Three-Year Term Expiring at the 2019 Annual Meeting of Stockholders

Richard W. Roedel has served as a member of our board of directors since 2005 and as Chairman of our board of directors since January 2010. Mr. Roedel also serves as a director of publicly held companies IHS Markit Inc., Six Flags Entertainment Corporation and LSB Industries, Inc. Mr. Roedel serves as a Chairman of the audit committee of LSB and a member of the audit committee Six Flags and Chairman of the Risk Committee of IHS Markit. Mr. Roedel is also a member of the board of two private companies, Bright View GP, LLC and Beaulieu Group, LLC. Mr. Roedel served as a director of Broadview Network Holdings, Inc., a private company with publicly traded debt until 2012. Mr. Roedel was a director of Lorillards, Inc. from 2008 to 2015, when it was acquired by Reynolds American Inc. Mr. Roedel was a director of Sealy Corporation from 2006 to 2013, when Sealy was acquired by Tempur-Pedic International Inc. Mr. Roedel was a director of BrightPoint, Inc. from 2002 until 2012, when BrightPoint was acquired by Ingram Micro. Mr. Roedel served in various capacities at Take-Two Interactive Software, Inc. from 2002 until 2005, including chairman and chief executive officer. Mr. Roedel is a member of the National Association of Corporate Directors (NACD) Risk Oversight Advisory Council. Mr. Roedel served a three year term, ending in 2017, on the Standing Advisory Group of the Public Company Accounting Oversight Board (PCAOB). From 1971 through 2000, he was employed by BDO Seidman LLP, becoming an audit partner in 1980, later being promoted in 1990 to managing partner in Chicago and then managing partner in New York in 1994, and finally, in 1999, to chairman and chief executive officer. Mr. Roedel holds a B.S. degree in accounting from The Ohio State University and is a Certified Public Accountant. The Nominating and Governance Committee believes that Mr. Roedel’s public accounting experience and his status as an authority on issues facing audit committees, his extensive service on public company boards and committees and his deep familiarity with our company make him a valuable member of the board of directors.

John B. Williamson, III has served as a member of our board of directors since January 2010. He served as Chief Executive Officer of RGC Resources, Inc., a publicly held energy distribution and services holding company from 1999 to 2014. He continues to serve as Chairman of the Board of RGC Resources, Inc. Mr. Williamson is a member of the boards of directors of Bank of Botetourt, Inc., a publicly held local bank, where he serves as chairman of the nominating and corporate governance committee, Optical Cable Corporation, a publicly held optical fiber manufacturer, where he serves as the chairman of the audit committee, a member of the nominating and corporate governance committee, and a member of the compensation committee, and Corning Natural Gas Corporation, a publicly held natural gas company, where he serves as chairman of the audit committee and serves on the compensation committee. He currently serves as a member of the Botetourt County Board of Supervisors in Virginia. He was formerly a board member of NTELOS, Inc., a publicly held telecommunications company, where he also served as chairman of the audit committee. Mr. Williamson also formerly served in government executive capacities, including as County Administrator for Botetourt and Nelson Counties in Virginia. He earned a bachelor’s degree in business administration and management from Virginia Commonwealth University and an M.B.A. degree from the College of William and Mary. The Nominating and Governance Committee believes that Mr. Williamson’s public company chief executive officer experience, his experience as audit committee chairman of other public companies and his local and community leadership will enable him to continue to make valuable contributions to the board of directors.

Independence of the Board of Directors
As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with legal counsel to ensure that the board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director or director nominee, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that the following six current directors and director nominee are independent within the meaning of the applicable NASDAQ listing standards: Mr. Wise, Mr. Pastor, Mr. Williamson, Mr. Spiegel, Mr. Roedel and Mr. Phelps. In addition, our board of directors has affirmatively determined that Dr. Anderson, who will be appointed as a director effective upon the completion of the 2017 annual meeting, is independent within the meaning of the applicable NASDAQ listing standards.

In addition, after review of all relevant identified transactions and relationships between each person who served as director during 2016, or any of his family members, and the Company, its senior management and its independent auditors, our board of directors has affirmatively determined that Ed J. Coringrato, Jr., who served on our board of directors until May 2016, was also independent within the meaning of the applicable NASDAQ listing standards. In making these determinations, the board found that none of these current or former directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Chung is not independent, as he is currently employed as our President and Chief Executive Officer.

Board Leadership Structure
In January 2010, our board of directors designated an independent non-executive Chairman, Mr. Roedel, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the non-executive Chairman has substantial ability to shape the work of the board. We believe that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the board in its oversight of our business and affairs. In addition, we believe that having an independent non-executive Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the Company and our stockholders. As a result, we believe that having an independent non-executive Chairman can enhance the effectiveness of the board as a whole.
Role of the Board in Risk Oversight

One of the board’s key functions is informed oversight of our risk management process. The board does not have a standing risk management committee, but rather administers this oversight function directly through the board as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Governance Committee monitors the effectiveness of our corporate governance policies, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking.
Information Regarding Certain Committees of the Board of Directors
Our board of directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time as appropriate. Our board of directors has delegated various responsibilities and authority to these committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each of these committees of our board of directors has a written charter approved by our board of directors.
The following table provides the membership information for 2016 for each of the Audit, Compensation and Nominating and Governance committees:

Name	Audit		Compensation		Nominating and Governance
My E. Chung
Ed J. Coringrato, Jr.(1)	X
Donald Pastor			X	*	X
John B. Williamson, III	X	*			X
Richard W. Roedel	X		X		X	*
Gary Spiegel			X
Michael W. Wise	X		X

*	Committee Chairman
(1)	Mr. Coringrato resigned from our board of directors in May 2016.
Audit Committee
The Audit Committee of our board of directors recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements, and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit.
The Audit Committee is currently composed of Messrs. Williamson, Roedel and Wise. Mr. Williamson is the chairman of the committee. The Audit Committee met four times, including telephonic meetings, during 2016.
The board of directors reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that each member of the Audit Committee is independent within the meaning of the requirements of the Sarbanes-Oxley Act of 2002 and applicable SEC and NASDAQ rules, including Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing rules. The board of directors has also determined that each of Messrs. Williamson, Roedel and Wise qualifies as an audit committee financial expert, as currently defined under applicable SEC rules. In reaching this determination, the board of directors made a qualitative assessment of their level of knowledge and experience based on a number of factors, including their formal education and extensive experience at an executive and audit committee level and, in the case of Mr. Wise, his professional experience as a certified public accountant.
The Audit Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.
Compensation Committee

The Compensation Committee of our board of directors reviews and implements changes to the compensation and benefits for our executive officers, administers our stock plans, and establishes and reviews general policies relating to compensation and benefits for certain of our officers.
The Compensation Committee is currently composed of Messrs. Pastor, Wise, Spiegel and Roedel. Mr. Pastor serves as the chairman of the committee. The Compensation Committee met four times, including telephonic meetings, in 2016.
Each member of the Compensation Committee is independent within the meaning of applicable NASDAQ listing rules.
The Compensation Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the chairman of the Compensation Committee, in consultation with the Chief Executive Officer and Chief Financial Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The charter of the Compensation Committee grants the Compensation Committee authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. As described below in “Compensation Discussion and Analysis,” the Compensation Committee engaged an independent third-party compensation consultant, Radford, in 2015 to conduct a competitive peer group analysis regarding our current executive compensation program.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards, if any, at one or more meetings held during the first or second quarter of the year. However, the Compensation Committee also considers adoption of annual senior management incentive plans, including new performance objectives, matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee obtains the recommendations and advice of the Chief Executive Officer and Chief Financial Officer regarding the form and amount of compensation for executive officers other than themselves.
The specific determinations of the Compensation Committee with respect to Executive Compensation for the year ended December 31, 2016 are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
Nominating and Governance Committee
The Nominating and Governance Committee of our board of directors is responsible for reviewing the appropriate size, function and needs of the board of directors, establishing criteria for evaluating and selecting new members of the board, identifying and recommending qualified director nominees to the board for approval and monitoring and making recommendations to the board of directors on matters relating to corporate governance. The Nominating and Governance Committee met five times, including telephonic meetings, during 2016.
The Nominating and Governance Committee currently consists of Messrs. Roedel, Pastor and Williamson. Mr. Roedel serves as chairman of the committee. All members of the Nominating and Governance Committee are independent within the meaning of applicable NASDAQ listing rules.
The Nominating and Governance Committee operates under a written charter adopted by the board of directors, which is available in the “Investor Relations” section of our website at www.lunainc.com.
Board of Directors and Committee Meeting Attendance
Our board of directors met four times, including telephonic meetings, during 2016. Each of our directors who served in 2016 attended at least 75% of the aggregate number of meetings held during his tenure by the board of directors and by the committees of the board of directors on which he served.
Independent members of the board of directors regularly meet in executive session without management present.

Annual Meeting Attendance
Our policy is to invite and encourage all directors to attend the annual meeting of stockholders, if possible. All of the members of our board of directors who were serving at the time of our 2016 annual meeting of stockholders attended that meeting.
Director Nomination Process
Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of stockholders. Our Nominating and Governance Committee identifies director nominees by first evaluating the current members of the board of directors willing to continue in service. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. Current members with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination.
If any member of the board of directors does not wish to continue in service, or the committee or board of directors decides not to nominate a member for re-election, the committee identifies the desired skills and experience of a new nominee. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. Current members of the board of directors and senior management are then polled for their recommendations. To date, the Nominating and Governance Committee has not engaged professional search firms or other third parties to identify or evaluate potential nominees, but the committee may do so in the future.
The Nominating and Governance Committee will also consider nominees recommended by stockholders, and any such recommendations should be forwarded to our Corporate Secretary in writing at our executive offices as identified in this proxy statement. Such recommendations should include the following information:

•	the name, age, business address and residence address of the proposed candidate;

•	the principal occupation or employment of the proposed candidate and the candidate’s business experience for at least the previous five years;

•	the class and number of shares of our stock which the proposed candidate beneficially owns;

•	a description of all arrangements or understandings between the stockholder making the recommendation and each proposed candidate;

•	any information reasonably necessary to determine whether the proposed candidate meets SEC and NASDAQ independence standards; and

•
any other information relating to such proposed candidate that is required to be disclosed in solicitations of proxies for elections of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act (including without limitation such proposed candidate’s written consent to being named in any proxy statement as a nominee and to serve as a director if elected).

Such recommendations should be provided at least 120 days prior to the anniversary date of the mailing of our proxy statement for the previous annual meeting of stockholders. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth below, based on whether or not the candidate was recommended by a stockholder.
The Nominating and Governance Committee evaluates individual director candidates based upon a number of criteria, including:

•	a high degree of personal and professional integrity;

•	commitment to promoting the long-term interests of our stockholders;

•
broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, with particular emphasis on technology companies or policy-making experience in governmental or non-profit institutions;

•	adequate time to devote attention to the affairs of the Company;

•	an ability to bring balance to our board of directors in light of the Company’s current and anticipated needs and in light of the skills and attributes of the other board members; and

•	other attributes relevant to satisfying the requirements imposed by the SEC and NASDAQ.
The Nominating and Governance Committee retains the right to modify these qualifications from time to time.
Our Nominating and Governance Committee does not have a formal policy regarding board diversity. Diversity is one of a number of factors, however, that the committee takes into account in identifying nominees, and the Nominating and Governance Committee believes that it is essential that the board members represent diverse viewpoints. The committee seeks a diversity of business experience and believes that the current composition of the board of directors helps us achieve this goal.
Director Compensation
The following table sets forth certain information concerning cash and non-cash compensation earned by the non-employee members of our board of directors in 2016. The compensation paid to My Chung, our President and Chief Executive Officer, is described below under “Executive Compensation.” Mr. Chung does not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash (1)(2)($)	Stock Awards (3)($)	Total ($)
Ed J. Coringrato, Jr. (4)	18,667	—	18,667
John B. Williamson, III	38,000	—	38,000
Richard W. Roedel	54,500	50,000	104,500
Michael W. Wise	31,000	—	31,000
Donald Pastor	38,000	25,000	63,000
Gary Spiegel	28,000	25,000	53,000

(1)
Represents the retainer for board and, as applicable, committee service for 2016. During 2016, the annual retainer for board service was $25,000, the annual retainer for chairman of the board was $50,000, the annual retainer for service as a member of a committee was $3,000, and the annual retainer for service as the chairman of a committee was $10,000 (except for the Nominating and Governance Committee, which was $5,000). These retainers are paid prospectively in quarterly installments in advance. Mr. Roedel, who served as chairman of the Nominating and Governance Committee during 2016, elected to forego any compensation for serving in such role.

(2)
During 2016, our non-employee directors elected to receive a portion of their fees for board and committee service in either cash payments or in restricted stock units pursuant to our non-employee directors’ deferred compensation plan. Restricted stock units are convertible into shares of our common stock on a one-for-one basis upon specified events as described below. Messrs. Pastor and Spiegel received an aggregate of 21,739 restricted stock units as an annual board service retainer, in each case with grant date fair value of $25,000. During 2016, in lieu of cash payments, Messrs. Williamson and Wise received an aggregate of 20,652 restricted stock units for service as a member of the board of directors, in each case with grant date fair value of $25,000. Mr. Williamson also received an aggregate of 2,478 restricted stock units, with a grant date fair value of $3,000 for service as a member of the Nominating & Governance Committee and an aggregate of 8,261 restricted stock units for service as chairman of the Audit Committee, with a grant date fair value of $10,000. Mr. Wise also received an aggregate of 2,478 restricted stock units with a grant date fair value of $6,000 for service as a member of the Audit Committee and Compensation Committee. Mr. Roedel received 43,478 restricted stock units for service as chairman of the board of directors, with a grant date fair value of $50,000 on June 3, 2016. Mr. Roedel also received 2,478 restricted stock units for service as a member of the Compensation Committee from January 1, 2016 to December 31, 2016, with a grant date fair value of $3,000, and an aggregate of 1,119 restricted stock units for service as a member of the Audit Committee from July 1, 2016 to December 31, 2016, with a grant date fair value of $1,500. As of December 31, 2016, our non-employee directors held the following equity compensation awards:

Name	Restricted Stock Units	Shares Underlying Stock Options
Ed J. Coringrato, Jr.	—	—
John B. Williamson, III	139,510	277,400
Michael W. Wise	84,152	233,044
Donald Pastor	46,010	5,340
Richard W. Roedel	225,031	564,164
Gary Spiegel	46,010	—

(3)
Messrs. Pastor and Spiegel received 21,739 restricted stock units, in each case with a grant date fair value of $25,000, for annual director retainer. Mr. Roedel received 43,478 restricted stock units with a grant date fair value of $50,000 for service as chairman of the board of directors. The grant date fair value was computed in accordance with ASC Topic 718, Compensation-Stock Compensation. For a discussion of valuation assumptions, see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(4)	Mr. Coringrato resigned from our board of directors in May 2016.

We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors, which expense reimbursements are not included in the foregoing table.

Compensation
Retainers. Board members receive an annual retainer pursuant to our amended and restated non-employee director compensation policy. Under this policy, the annual retainer for service as chairman of the board is $50,000, the annual retainer for board service is $25,000, the annual retainer for service as a member of a committee is $3,000, and the annual retainer for service as a chairman of a committee is $10,000 (except for the Nominating and Governance Committee, which is $5,000). These board and committee retainers are paid quarterly. These retainers for board and committee service are paid, at the election of the director, in either shares of common stock or restricted stock units issued pursuant to our non-employee directors’ deferred compensation plan, as described above.
Equity-Based Compensation. Pursuant to the amended and restated non-employee director compensation policy, non-employee directors are also entitled to receive an annual equity grant in the form of restricted stock units at the time of annual meeting of stockholders. The chairman of our board of directors is entitled to receive restricted stock units with a value of $50,000 and other non-employee directors are entitled to receive restricted stock units with a value of $25,000. These restricted stock units will vest on the earlier of the one year anniversary of the grant date or the date of the next annual meeting of stockholders.
Messrs. Pastor, Spiegel and Roedel received annual equity grants during 2016. Because the remaining non-employee directors have previously received stock options in respect of their current terms as director, which terms are scheduled to expire 2017 annual meeting of stockholders, Messrs. Wise and Williamson will be eligible to begin receiving annual equity grants beginning in 2017.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Mr. Pastor, Mr. Wise, Mr. Roedel, and Mr. Spiegel. None of the members of our Compensation Committee during 2016 is or was a present or former officer or employee of the Company, nor did such members engage in any transaction or relationship requiring disclosure in this proxy statement under the section titled “Certain Relationships and Related Person Transactions.”
No executive officer of the Company served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of any other entity during the last fiscal year, one of whose executive officers served on our board of directors or Compensation Committee.
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. The full text of our Code of Business Conduct and Ethics is posted on our website at www.lunainc.com in the “Investor Relations” section. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Hedging Policy
Our insider trading policy prohibits directors, executive officers and other employees from engaging in speculative trading activities, including hedging transactions or other inherently speculative transactions with respect to our securities.

EXECUTIVE OFFICERS
The following table sets forth certain summary information concerning our executive officers as of April 1, 2017.

Name	Age	Position
My E. Chung	64	President and Chief Executive Officer
Dale E. Messick	53	Chief Financial Officer
Scott A. Graeff	50	Chief Strategy Officer, Treasurer and Secretary
Information about Mr. Chung is set forth above under “Class III Directors Continuing in Office Until the 2018 Annual Meeting of Stockholders.”
Dale E. Messick has served as our Chief Financial Officer since August 2006, except during the period from August 2010 to April 2011 when he served as our interim President and Chief Operating Officer. Prior to joining us, Mr. Messick served in various capacities at Worldspan, L.P., a provider of transaction processing and information technology services to the global travel industry, including as Chief Financial Officer from 1997 to 2004 and Senior Vice President - Finance from 2004 to 2005. At Worldspan, Mr. Messick managed a staff of 160 people in the United States, Mexico, and Europe and was responsible for accounting, financial reporting, budgeting, financial planning and analysis, and internal audit operations. Previously, Mr. Messick worked in the audit practice of PricewaterhouseCoopers. Mr. Messick received a B.B.A. degree in accounting from the College of William and Mary and is a Certified Public Accountant.
Scott A. Graeff has served as our Chief Strategy Officer since July 2012, our Treasurer since July 2005, and our Secretary since May 2015. He previously served as our Chief Commercialization Officer from May 2010 to July 2012. He also served as our interim Chief Financial Officer during the period from August 2010 to April 2011. He previously served as our Chief Operating Officer from March 2009 to May 2010, as our Chief Commercialization Officer from August 2006 to March 2009, and as our Chief Financial Officer and Executive Vice President, Corporate Development, from July 2005 to August 2006. Mr. Graeff was also a member of our board of directors from August 2005 until March 2006. From 1999 to 2001, Mr. Graeff served as Chief Financial Officer of Liquidity Link, a software development company. From 2001 to 2002, Mr. Graeff served as President and Chief Financial Officer of Autumn Investments. From 2002 until 2005, Mr. Graeff served as a Managing Director for Gryphon Capital Partners, a venture capital investment group. From 2003 until July 2005, Mr. Graeff also served as the Acting Chief Financial Officer of Luna Technologies, Inc., which we acquired in September 2005. Mr. Graeff holds a B.S. degree in commerce from the University of Virginia.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Transactions with Related Persons
Related person transactions, which we define as all transactions involving an executive officer, director, nominee for director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons, are reviewed and approved by the Audit Committee of our board of directors and a majority of disinterested directors on our board.
In any transaction involving a related person, our Audit Committee and board of directors consider all of the available material facts and circumstances of the transaction, including:

•	the direct and indirect interests of the related persons;

•
in the event the related person is a director or director nominee (or immediate family member of a director or director nominee or an entity with which a director or director nominee is affiliated), the impact that the transaction will have on a director’s or director nominee’s independence;

•	the risks, costs and benefits of the transaction to us; and

•	whether any alternative transactions or sources for comparable services or products are available.
After considering all such facts and circumstances, our Audit Committee and board determine whether approval or ratification of the related person transaction is in our best interests. For example, if our Audit Committee determines that the proposed terms of a related person transaction are reasonable and at least as favorable as could have been obtained from unrelated third parties, it will recommend to our board of directors that such transaction be approved or ratified. Alternatively, if a related person transaction will compromise the independence of one of our directors or director nominees, our Audit Committee may recommend that our board of directors reject the transaction if it could affect our ability to comply with securities laws and regulations or NASDAQ listing requirements.
Each transaction described below was approved or ratified by our Audit Committee or the disinterested members of our board of directors after making a determination that the transaction was on terms no less favorable than those we could have obtained from unrelated third parties.
The policies and procedures described above for reviewing and approving related person transactions are not set forth in writing. The charter for our Audit Committee, however, provides that one of the committee’s responsibilities is to review and approve in advance any proposed related person transactions.

Transactions and Relationships with Directors, Nominees for Director, Executive Officers and Five Percent Stockholders
Other than compensation described in “Executive Compensation” and “Director Compensation” elsewhere in this proxy statement and as described below, we believe that there has not been any other transaction or series of transactions since January 1, 2016 to which we were or are to be a participant in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than five percent of our common stock, or members of any such person’s immediate family, had or are expected to have a direct or indirect material interest.
Indemnification Agreements with Officers and Directors
We have entered into indemnity agreements with certain of our officers and directors that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings that he is or may be made a party by reason of his position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

PROPOSAL NO. 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and Section 14A of the Exchange Act, the Company’s stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.
Accordingly, the board of directors is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this proxy statement is hereby APPROVED.”
Because the vote is advisory, it is not binding on the board of directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.
THE BOARD OF DIRECTORS RECOMMENDS
YOU VOTE "FOR" PROPOSAL NUMBER 2.

PROPOSAL NO. 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2017 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Grant Thornton LLP has served as our independent audit firm since 2005. A representative of Grant Thornton LLP is expected to be present at our 2017 annual meeting of stockholders and will have an opportunity to make a statement and respond to appropriate questions from stockholders.
Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.
The affirmative vote of a majority of shares of our common stock present at the 2017 annual meeting of stockholders in person or by proxy and entitled to vote is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2017. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Audit and Related Fees for Fiscal Years 2015 and 2016
The following table sets forth a summary of the aggregate fees billed to us by Grant Thornton LLP for professional services for the fiscal years ended December 31, 2015 and 2016, respectively. All of the services described in the following fee table were approved by the Audit Committee.

Name	2015	2016
Audit Fees	$393,750	$304,500
Non-audit Fees	$279,725	$28,571
Total Fees	$673,475	$333,071
The Audit Committee meets regularly with Grant Thornton LLP throughout the year and reviews both audit and, if applicable, non-audit services performed by Grant Thornton LLP as well as fees charged for such services. For 2015, non-audit fees related to due diligence and tax services provided by Grant Thornton LLP in connection with our merger with API in May 2015. For 2016, non-audit fees related to services provided in connection with our 2016 Equity Incentive Plan and certain tax matters.
Pre-Approval Policies and Procedures
The Audit Committee has adopted, and the board of directors has approved, a policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The policy generally pre-approves all audit services and non-audit services by our independent auditors, except in the case of non-audit services where subsequent approval is necessary and permissible. Pursuant to its pre-approval policy, the Audit Committee may delegate pre-approval authority for non-audit services to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. During 2015 and 2016, all services provided by Grant Thornton LLP were pre-approved by the Audit Committee in accordance with this policy.
THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSAL NUMBER 3.

AUDIT COMMITTEE REPORT
As described more fully in its charter, the purpose of the Audit Committee is to assist the board of directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing our independent registered public accounting firm’s qualifications and independence and, if applicable, the performance of the persons performing internal audit duties for the Company.
Company management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting processes, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the board of directors for 2016.
The Audit Committee has:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2016 with management and Grant Thornton LLP, our independent registered public accounting firm;

•
discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•
received from Grant Thornton LLP the disclosures and a letter regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board requesting Grant Thornton LLP’s communication with the Audit Committee concerning independence and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with Company management and with Grant Thornton LLP.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited 2016 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John B. Williamson, III, Chairman
Michael W. Wise
Richard W. Roedel
The foregoing audit committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis of our compensation arrangements with our named executive officers should be read together with the compensation tables and related disclosures set forth elsewhere in this proxy statement.
For 2016, our named executive officers consisted of:

•	My E. Chung, our President and Chief Executive Officer;

•	Dale E. Messick, our Chief Financial Officer; and

•	Scott A. Graeff, our Chief Strategy Officer.

Executive Summary
We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and financial performance, without encouraging unnecessary or excessive risk-taking. Our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as restricted stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection.
For 2016, our primary corporate goals related to our operating loss for the year and our revenue growth compared to 2015. Our executive compensation policies for the year were, therefore, designed to incentivize our executive officers to execute against the most significant financial performance objectives and to focus on creation of value for our stockholders. We sought to incentivize this performance primarily through cash incentives that were based on our financial performance and also through grants of restricted stock.
The highlights of our 2016 executive compensation were as follows:

•	Our named executive officers received salary increases ranging from 3% to 6% from 2015 levels.

•
We established a 2016 senior management incentive plan, which rewarded our named executive officers for our corporate financial performance, specifically whether the Company achieved specified financial performance metrics. The amount of the bonus was to be determined based upon the achievement of consolidated operating income (loss) exceeding a specified amount, the achievement of consolidated revenue exceeding a specified amount, and the achievement of qualitative objectives specific to each individual. We paid bonuses based on our performance against each of the target financial metrics and the accomplishment of the qualitative objectives.

•	In June 2016, we granted a total of 209,000 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives.
Overview of Compensation Philosophy
Our overall compensation philosophy is to provide executive compensation packages that enable us to attract, retain and motivate highly qualified executive officers to achieve our short-term and long-term business goals. Consistent with this philosophy, the following elements provide a framework for our executive compensation program: base salary; a cash bonus program designed to reinforce desired performance goals; and non-cash compensation intended to align the interests of our executives with those of our stockholders.
Role of Compensation Committee and Compensation Consultant
Our executive compensation program is approved and monitored by the Compensation Committee of our board of directors. During 2016, the Compensation Committee members were Richard W. Roedel, Michael W. Wise and Gary Spiegel with Mr. Pastor serving as chairman of the Compensation Committee. All of the members of our Compensation Committee are independent, non-employee directors. Under the terms of its charter, the Compensation Committee is responsible for reviewing and approving compensation granted to our executive officers, including our Chief Executive Officer ("CEO"), and those executive officers who report directly to the CEO and any other officers as determined under Section 16 of the Securities Exchange Act of 1934, as amended. In particular, the Compensation Committee reviews and approves for the CEO and the other executive officers the following components of compensation:

•	annual base salary;

•	cash and equity bonuses, including the specific goals and amount;

•	other equity compensation, if any;

•	employment agreements, severance arrangements, and change in control provisions, as applicable;

•	signing bonus or payment of relocation costs, above normal Company policy, if applicable; and

•	any other material benefits, other than those provided to all employees.
The Compensation Committee also serves as the administrator for our equity incentive plans. All stock-based awards, including new grants to existing employees and executive officers, as well as grants to new employees, are approved by the Compensation Committee. The Compensation Committee is also responsible for annually evaluating the performance of our executive officers.
We generally attempt to align our overall executive compensation with other publicly-traded peer companies who share similar characteristics. Because of our diversified product and service offerings, we believe our peer group includes a broad range of technology and growth companies with whom we compete for executive talent. Data on compensation practices at such companies has historically been gathered for us by our compensation consultant, Radford (an AON plc subsidiary), through searches of publicly available information, including subscription databases and Securities and Exchange Commission filings. We use such information primarily to help guide decisions on base salary, target bonuses and equity-based awards.
The Compensation Committee has the authority to retain its own compensation consultant and to obtain advice and assistance from internal or external legal, accounting or other advisors as it sees fit. The Compensation Committee engaged an independent third-party compensation consultant, Radford, in 2015 to conduct a competitive peer group analysis of our current executive compensation program to provide us with insights and market data on executive and director compensation matters, both generally and within our industry. In 2015, Radford compared the salary, target cash incentives, and equity compensation of our executive officers against an identified peer group of publicly traded companies. As a result of its analysis, Radford made recommendations to the Compensation Committee that were intended to bring the compensation elements paid to our executive officers towards the median of the identified peer companies, which are specified in the table below.  These peer group companies were selected by the Compensation Committee because they are in the scientific and technical instruments industry and are comparable to our size based on their market and revenue value. As of March 30, 2015, these peer group companies had a median market capitalization of approximately $40.9 million, as compared to our market capitalization of approximately $36.5 million and median revenues of approximately $43.0 million, as compared to our revenues of approximately $50.3 million. We did not obtain a new Peer Group Analysis during 2016.

Peer Group
Company	Industry	Location
Bioanalytical Systems	Life Sciences Tool & Services	West Lafayette, IN
Breeze-Eastern	Aerospace & Defense	Whippany, NJ
Cyber Optics	Semiconductor Equipment	Minneapolis, MN
Digirad	Health Care Equipment	Suwanee, GA
Dynasil	Electronic Equipment & Instruments	Newton, MA
Echelon	Electronic Manufacturing Services	San Jose, CA
GigOptix	Semiconductors	San Jose, CA
IEC Electronics	Electronic Manufacturing Services	Newark, NY
Image Sensing Systems	Electronic Equipment & Instruments	St. Paul, MN
inTest	Semiconductor Equipment	Mount Laurel, NJ
Intricon	Electronic Components	Arden Hills, MN
Iteris	Electronic Equipment & Instruments	Santa Ana, CA
MOCON	Electronic Equipment & Instruments	Minneapolis, MN
Optical Cable	Communications Equipment	Roanoke, VA
Perceptron	Electronic Equipment & Instruments	Plymouth, MI
RF Industries	Electronic Manufacturing Services	San Diego, CA
The LGL Group	Electronics Components	Orlando, FL
Trio-Tech	Semiconductor	Van Nuys, CA
Wireless Telecom Group	Electronic Equipment & Instruments	Parsippany, NJ
Executive Compensation Program
As described above, our performance-oriented compensation program consists of base salary, annual cash bonuses, long-term equity incentives, such as restricted stock awards and stock option grants, benefits and, for certain senior executive officers, severance and termination protection. We believe that appropriately balancing the total compensation package and ensuring the viability of each component of the package is necessary in order to provide compensation that is competitive and to attract and retain talent. As a small company, we also try to optimize the mix of components to make such compensation programs cost effective for us.
The Compensation Committee intends for our compensation program to provide basic elements that ensure that management is fairly remunerated and has reasonable security so that the management team can perform at its best and take prudent risks. The committee believes that it does not use highly leveraged short-term incentives that drive high risk investments at the expense of our long-term value.
Our Compensation Committee typically evaluates the performance of each executive officer annually, based on the achievement of both corporate goals and individual qualitative performance objectives and makes its compensation decisions accordingly. Total compensation for our executive officers may vary significantly from year to year based on Company, divisional and individual performance. Further, the value of equity-based awards to our executives will vary based on fluctuation in our stock price from time to time.
The following is a more detailed explanation of the primary components of our executive compensation program.
Base Salary
Base salary is generally determined by considering competitive salary data and individual job performance. In determining base salary, we primarily rely on factors such as job performance, skill set, prior experience, past levels of compensation, seniority, pay levels of similarly situated positions internally, alternative opportunities that may be available to executives, retention, and market conditions generally. Base salaries for executive officers are reviewed at least annually. In each case, we take into account the results achieved by the executive, his future potential, the scope of the officer’s responsibilities and the depth of his experience. We do not apply specific formulas to determine annual pay increases, if any, and our Compensation Committee attempts to make decisions regarding changes in base salary in the context of other short-term and long-term compensation components. For 2016, increases in base salary were approved by the Compensation Committee with an effective date of July 1, 2016.
In May 2016, the Compensation Committee approved annual increases in base salaries, for the named executive officers as follows:

Name	2015 Base Salary*	2016 Base Salary*	% Increase
My E. Chung, Chief Executive Officer	$344,265	$366,593	6%
Dale E. Messick, Chief Financial Officer	$240,400	$247,612	3%
Scott A. Graeff, Chief Strategy Officer	$245,295	$252,654	3%

*
These base salaries represent the salaries in effect following the Compensation Committee’s annual salary determinations for the respective year. Because the increases in base salaries resulting from these determinations, in each case, were effective mid-year, the named executive officers’ actual salaries for 2015 and 2016, as reflected in the Summary Compensation Table, are less than the base salaries reflected above.

Cash Incentive Bonuses
In February 2016, our Compensation Committee adopted a senior management incentive plan for fiscal year 2016. Under the terms of the incentive plan, certain of our employees, including all of our named executive officers were eligible to receive bonus payments based upon a target percentage equal to 50% of their respective salaries for 2016. The amount of the bonus was to be based upon the achievement of consolidated operating income (loss) exceeding a specified amount and consolidated revenue exceeding a specified amount. No bonus would be paid, however, if our consolidated operating (loss) exceeded $(3.5) million. The Compensation Committee selected these metrics because the committee believed them to be the appropriate indicators of success in the execution of our strategic and operating plans and achievement of key corporate goals and because these factors are critical to increasing the value of our common stock.
If the threshold operating loss target was achieved, for both the adjusted operating income (loss) objective and the revenue objective, minimum, target and maximum levels of achievement were possible. At the minimum level of achievement, the officer would receive a payout of 50% of the target percentage. At the target level of achievement, the officer would receive a payout of 100% of the target percentage. At the maximum level of achievement, the officer would receive a payout of 150% of the target percentage. For financial performance values falling between the minimum and target levels, or between the target and maximum levels, award amounts would be interpolated on a linear basis.
For 2016, our minimum, target, maximum and actual levels of achievement and resulting payout percentages for our named executive officers are reflected in the table below.

Metric	Weighting	Minimum Achievement Level (25% of salary)	Target Achievement Level (50% of salary)	Maximum Achievement Level (75% of salary)	Actual Performance Level
Consolidated operating loss	45%	$ 3.0 million	$ 2.5 million	$ 1.5 million	$ 1.9 million
Consolidated revenue	35%	$ 55.0 million	$ 58.4 million	$ 61.0 million	$ 59.2 million
Individual qualitative objectives	20%				Achieved

The amounts of 2016 bonuses awarded to our named executive officers, and the applicable percentage of their target bonus amount that was awarded, is set forth in the table below:

Named Executive Officer	2016 Awarded Bonus	Percentage of 2016 Target Bonus Awarded
My E. Chung, Chief Executive Officer	$217,941	122.6%
Dale E. Messick, Chief Financial Officer	$149,620	122.6%
Scott A. Graeff, Chief Strategy Officer	$152,666	122.6%

Equity Incentives
Consistent with our compensation philosophy, our Compensation Committee believes that equity awards can be a significant motivator in attracting, retaining and rewarding the success of management employees by providing compensation with long-term vesting requirements and linking the ultimate value of those awards to stockholder returns. This component may include both grants of restricted common stock and stock options. Similar to base salary increases, equity instruments may also be granted in connection with promotions or significant changes in responsibility. Although grants of stock-based awards can impact our operating results, we believe that long-term equity-based compensation can be an important element of our overall compensation program because it helps focus our executives on our long-term financial and operational performance and also aligns the interests of our executives with those of our stockholders. The potential financial value offered through such stock awards is also an important retention tool.
As part of its advice to the Compensation Committee in 2015, Radford recommended that we continue making periodic equity grants to our executives as part of moving total compensation toward the median for our peer group provide additional incentives for our executives to increase stockholder value, and that we make the grants in the form of restricted stock in order to help minimize the dilutive impact to our stockholders. In June 2016, the Compensation Committee granted a total of 209,000 shares of restricted stock, which will vest annually over a three-year period, to our named executive officers, as follows:

Name	Shares of Restricted Stock
My E. Chung, Chief Executive Officer	140,000
Dale E. Messick, Chief Financial Officer	34,500
Scott A. Graeff, Chief Strategy Officer	34,500

We do not time the granting of our equity awards relative to any favorable or unfavorable news that we release. Restricted stock or stock options for new employees, including executive officers, are generally awarded at the first regular meeting of the Compensation Committee following the employee’s hire date, or, in certain limited cases, at the first regular meeting of the Compensation Committee following the prospective employee’s written acceptance of an employment offer. The Compensation Committee’s regular meeting schedule is established several months in advance of each meeting. Thus, proximity of any equity grant to an earnings announcement or other market events is coincidental.
We do not have any requirements for our named executive officers to hold minimum amounts of our common stock.
Change in Control Benefits and Severance
The Compensation Committee believes that change in control and severance benefits play an important role in attracting and retaining valuable executives. The payment of such benefits also ensures a smooth transition in management following a change in control by giving the named executive officer the incentive to remain with the Company through the transition period, and, in the event the officer’s employment is terminated as part of the transition, by compensating the officer with a degree of financial and personal security during a period in which he is likely to be unemployed. As a result, we have historically maintained employment agreements with our named executive officers that provide for severance payments, continuation of group benefits and accelerated vesting of certain unvested equity awards if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason,” including in circumstances involving a change in control of the Company. Additionally, pursuant to the standard terms of our restricted stock awards under our 2006 and 2016 Equity Incentive Plans, any unvested shares of restricted stock that we grant to our named executive officers similarly are subject to accelerated vesting if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason.”

In March 2012, we entered into amended and restated employment agreements with each of our named executive officers to increase the benefits to the named executive officers in the event that we complete or, in certain circumstances, contemplate but do not complete, a change in control transaction. The Compensation Committee believed that these provisions were appropriate in order to encourage stability among our senior management in the event that we explore one or more strategic transactions in order to maximize stockholder value. The material additional benefits provided to our named executive officers by these amended and restated employment agreements are as follows:

•
acceleration of unvested equity awards was increased from 12 months of additional vesting to full vesting in the event of the named executive officer’s termination of employment “without cause” or for “good reason” (each, as defined in the employment agreements) within 12 months following a change in control transaction;

•
payment of a retention bonus equal to one-half of the named executive officer’s then current annual salary and target bonus in the event that our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter; and

•
payment of a change in control bonus equal to the named executive officer’s then current annual salary and target bonus in the event of a change in control transaction, which change in control payment would be partially reduced if the change in control occurs within one year after the named executive officer’s receipt of a retention bonus, as described above.

In connection with a change in control the named executive officers may become subject to certain excise taxes under Section 4999 of the Code with respect to payments that are treated as excess parachute payments under Section 280G. Under the terms of the amended and restated employment agreements we will reimburse each named executive officer for all excise taxes that are imposed under Section 4999 and any income and excise taxes that are payable by such named executive officer as a result of any reimbursements for such excise taxes. In the event, however, it is determined that the named executive officer is entitled to a reimbursement payment for such excise taxes, but that the change in control payments would not be subject to the excise tax if such payments were reduced by an amount that is less than 10% of the portion of the payments that would be treated as excess parachute payments under Section 280G, then the amounts payable to the named executive officer will be reduced to the maximum amount that could be paid to the named executive officer without giving rise to the excise tax.
    A further summary of the material terms of the amended and restated employment agreements is provided below in “Employment Agreements.”
Temporary Housing Benefits
Mr. Chung's employment agreement initially provided for a temporary housing allowance to Mr. Chung for a period up to 24 months, which our board of directors subsequently extended through May 2016.
Other Benefits
In general, our practice is to provide commensurate benefits to employees at all levels of our organization. Consistent with this practice, the following are the primary benefits provided to our full-time employees, including our named executive officers:

•	health, vision and dental insurance including, at the employee’s option, Flexible Spending Accounts and/or a Health Savings Account;

•	term life insurance and optional supplemental life insurance;

•	optional supplemental health coverage;

•	short- and long-term disability benefits;

•	401(k) plan, under which we match 25% of an employee’s contributions up to 10% of the employee’s total cash compensation, which match vests over a period of three years; and

•	paid time off and holidays.
We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Compensation Recovery Policies
The Compensation Committee has not determined whether it would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our CEO and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Future Compensation Strategy
We intend to continue our strategy of paying competitive short-term cash compensation and offering long-term incentives through equity-based compensation programs that align individual compensation with corporate financial performance. We believe that our total compensation package is reasonable in the aggregate. We also believe that, in light of our compensation philosophy, total compensation for our executives should continue to consist of base salary, annual bonus awards (consisting of cash, stock or a combination of both), long-term equity based compensation, and certain other benefits.
We anticipate that the competitive posture of our total direct compensation will vary year to year as a result of our performance, as well as the performance of peer group companies and the market as a whole. Accordingly, the magnitude and weighting of different compensation components will likely evolve over time.
Risk Analysis
The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourages our employees to remain focused on both our short- and long-term goals.
Tax Considerations
Section 162(m). Limitations on deductibility of compensation may occur under Section 162(m) of the Code, which generally limits the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officer. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements.
The portion of the compensation taxable to our Chief Executive Officer and other executive officers in 2015 that did not qualify for an exemption from Section 162(m) did not exceed the $1 million limit per officer. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to qualify for an exemption from Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the officer’s performance.
Section 409A. Under Section 409A of the Code, if a named executive officer is entitled to non-qualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, the officer would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Company management. Based on the Compensation Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

Donald Pastor, Chairman
Richard W. Roedel
Gary Spiegel
Michael W. Wise
The foregoing compensation committee report is not “soliciting material,” shall not be deemed incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Summary Compensation Table
The following table sets forth the summary information concerning compensation earned during the last three completed fiscal years by our chief executive officer and our two next most highly compensated executive officers during 2016 who were serving as executive officers as of December 31, 2016. We refer to these persons as our “named executive officers” elsewhere in this proxy statement. The following table includes all compensation earned by the named executive officers for the respective periods, regardless of whether such amounts were actually paid during the period.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
My E. Chung,	2016	355,429	—		161,000	(1)	217,941	(2)	11,191	(3)(4)	745,561
President and Chief Executive Officer	2015	339,250	250,676	(9)	156,800	(5)	98,025	(6)	28,655	(3)(4)	873,406
	2014	330,584	—		196,000	(7)	165,292	(8)	14,450	(3)(4)	706,326
Dale E. Messick	2016	244,006	—		39,675	(1)	149,620	(2)	7,224	(3)	440,525
Chief Financial Officer	2015	236,900	175,050	(9)	38,640	(5)	68,451	(6)	7,386	(3)	526,427
	2014	230,850	—		48,300	(7)	115,425	(8)	6,143	(3)	400,718
Scott A. Graeff,	2016	248,975	—		39,675	(1)	152,666	(2)	6,802	(3)	448,118
Chief Strategy Officer	2015	241,723	178,613	(9)	38,640	(5)	69,845	(6)	5,355	(3)	534,176
	2014	230,031	—		48,300	(7)	115,016	(8)	4,760	(3)	398,107

(1)
In June 2016, the Company granted a total of 209,000 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives. Each of Mr. Messick, and Mr. Graeff received 34,500 shares, which is equal to $39,675 divided by $1.15 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on June 3, 2016, the date of grant. Mr. Chung received 140,000 shares, which is equal to $161,000 divided by $1.15 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on June 3, 2016, the date of grant. In accordance with SEC rules, this amount is reported in the "Stock Awards" column for 2016 in the table above.

(2)	Represents amounts paid to the named executive officer under our 2016 senior management incentive plan upon achievement of specified financial and qualitative performance objectives.

(3)	Represents or includes Company 401(k) plan matching contributions and policy premiums paid for life insurance for the benefit of the named executive officer.

(4)
All Other Compensation for Mr. Chung for 2014 includes $14,030 paid to Mr. Chung for his relocation and for 2015 and 2016 includes $25,092 and $7,489, respectively, paid to Mr. Chung as a temporary housing allowance.

(5)
In June 2015, the Company granted a total of 209,000 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives. Each of Mr. Messick, and Mr. Graeff received 34,500 shares, which is equal to $38,640 divided by $1.12 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on June 1, 2015, the date of grant. Mr. Chung received 140,000 shares, which is equal to $156,800 divided by $1.12 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on June 1, 2015, the date of grant. In accordance with SEC rules, this amount is reported in the "Stock Awards" column for 2015 in the table above.

(6)	Represents amounts paid to the named executive officer under our 2015 senior management incentive plan upon achievement of specified financial objectives.

(7)
In May 2014, the Company granted a total of 209,000 shares of restricted stock to our named executive officers as a part of periodic equity grants to these executives. Each of Mr. Messick, and Mr. Graeff received 34,500 shares, which is equal to $48,300 divided by $1.40 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on May 19, 2015, the date of grant. Mr. Chung received 140,000 shares, which is equal to $196,000divided by $1.40 per share, the closing price of our common stock as reported on the NASDAQ Capital Market on May 19, 2014, the date of grant. In accordance with SEC rules, this amount is reported in the "Stock Awards" column for 2014 in the table above.

(8)	Represents amounts paid to the named executive officer under our 2014 senior management incentive plan.

(9)	Represents amounts paid in May 2015 to the named executive officer under the retention provision of the officer's amended and restated employment agreement.

Grants of Plan-Based Awards for 2016
The following table provides information with regard to potential cash bonuses for 2016 payable under our senior management incentive plan and equity awards made in 2016.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Securities Underlying (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold $	Target $	Maximum $
My Chung		31,100	177,715	266,572
	6/3/2016				140,000	161,000
Dale E. Messick		21,350	122,003	183,005
	6/3/2016				34,500	39,675
Scott A. Graeff		21,785	124,488	186,731
	6/3/2016				34,500	39,675

(1)
In the table above, the “Threshold” column represents the smallest total bonus that would have been paid for 2016 to each named executive officer if we had achieved the threshold operating loss and the minimum revenue level related to the consolidated operations of the Company for 2016 of $55.0 million and did not achieve the minimum consolidated operating loss metric or achieve the respective qualitative objectives, which would have resulted in a bonus equal to 8.75% of each named executive officer’s 2016 salary. The “Target” column represents the amount that would have been paid to each named executive officer if, for 2016, a consolidated operating loss of $2.5 million had been attained and we achieved the target level of consolidated revenue of $58.4 million and each individual achieved their respective qualitative objectives. The “Maximum” column represents the largest total bonus that could have been paid to each named executive officer if, for 2016, a consolidated operating loss of $1.5 million was achieved and we recognized consolidated revenues equal to or greater than $61.0 million and each individual achieved their respective qualitative objectives.

(2)
The actual bonuses paid under our senior management incentive plan in respect of 2016 performance were $217,941, $149,620 and $152,666 for Messrs. Chung, Messick, and Graeff, respectively. Such amounts are included in Non-Equity Incentive Plan Compensation" in the Summary Compensation Table above.

(3)
Amounts represent the aggregate grant date fair value of stock awards, as calculated in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Outstanding Equity Awards at December 31, 2016
The following table shows all outstanding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2016.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares that have not vested (#)		Market Value of Shares that have not vested ($)
Name	Exercisable	Unexercisable
My E. Chung	300,000	—	2.16	4/25/2021
	138,125	—	1.68	2/28/2022
					35,000	(1)	51,450
					70,000	(2)	102,900
					93,333	(3)	137,200
					140,000	(4)	205,800
Dale E. Messick	100,000	—	1.70	2/24/2019
	34,531	—	1.68	2/28/2022
					8,625	(1)	12,679
					17,250	(2)	25,358
					23,000	(3)	33,810
					34,500	(4)	50,715
Scott A. Graeff	50,000	—	0.82	5/12/2019
	34,531	—	1.68	2/28/2022
					8,625	(1)	12,679
					17,250	(2)	25,358
					23,000	(3)	33,810
					34,500	(4)	50,715

(1)    Represents unvested shares underlying a restricted stock award issued on March 28, 2013. The restricted stock will vest annually over a four year period.
(2)    Represents unvested shares underlying a restricted stock award issued on May 19, 2014, which will vest annually over a four year period.
(3)    Represents unvested shares underlying a restricted stock award issued on June 1, 2015, which will vest annually over a three year period.
(4)    Represents unvested shares underlying restricted stock award issued on June 3, 2016, which will vest annually over a three year period.

Option Exercises and Stock Vested During 2016
The table below sets forth information concerning the vesting of restricted stock for each named executive officer during 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
My E. Chung	86,667	127,400
Dale E. Messick	28,750	42,263
Scott A. Graeff	28,750	42,263

Employment Agreements
Employment Agreement with My E. Chung
In connection with his appointment as President and CEO, we entered into an employment agreement with Mr. Chung in April 2011. Pursuant to the employment agreement, Mr. Chung received a starting bonus of $50,000. In March 2012, we entered into an amended and restated employment agreement with Mr. Chung. This employment agreement, which had an initial term through March 31, 2013, automatically renewed on March 31, 2013, March 31, 2014, March 31, 2015, March 31, 2016 and March 31, 2017 for additional one-year periods and will continue to automatically renew for additional one year periods unless terminated by either party on 90 days prior notice.
Under the terms of the employment agreement, Mr. Chung is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our Compensation Committee and set forth in the incentive plan.
The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•
a severance payment equal to the sum of his then current annual salary plus annual target bonus or 150% of such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•
if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of 12 months, or 18 months if the termination occurs within 12 months following a change in control transaction;

•
acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by Mr. Chung will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.
Mr. Chung’s employment agreement also provides for a retention payment equal to one-half of the sum of his then current annual salary plus annual target bonus, if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.
In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Chung will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.
In addition, in the event of a change in control transaction, Mr. Chung may receive additional payments to reimburse him for any excise taxes that are imposed under Section 4999 of the Code and any income and excise taxes that are payable by him as a result of any reimbursements for such excise taxes as further described in “Compensation Discussion and Analysis - Change in Control Benefits and Severance.”
In addition, the employment agreement provides for a temporary housing allowance to Mr. Chung for a period up to 24 months, which our board of directors extended to May 2016.
Employment Agreement with Dale E. Messick
We previously entered into an employment agreement with Dale E. Messick to serve as our Chief Financial Officer. In March 2012, we entered into an amended and restated employment agreement with Mr. Messick. This employment agreement, which had an initial term through March 31, 2013, automatically renewed on March 31, 2013, March 31, 2014, March 31, 2015, March 31, 2016 and March 31, 2017 for additional one-year periods and will continue to automatically renew for one year periods unless terminated by either party on 90 days prior notice.

Under the terms of the employment agreement, Mr. Messick is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our Compensation Committee and set forth in the incentive plan.
The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•
a severance payment equal to 75% of the sum of his then current annual salary plus annual target bonus or equal to such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•
if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of nine months, or 12 months if the termination occurs within 12 months following a change in control transaction;

•
acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by Mr. Messick will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.
Mr. Messick’s employment agreement also provides for a retention payment equal to one-half the sum of his then current annual salary plus annual target bonus if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.

In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Messick will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.

In addition, in the event of a change in control transaction, Mr. Messick may receive additional payments to reimburse him for any excise taxes that are imposed under Section 4999 of the Code and any income and excise taxes that are payable by him as a result of any reimbursements for such excise taxes as further described in “Compensation Discussion and Analysis - Change in Control Benefits and Severance.”

Employment Agreement with Scott A. Graeff
On July 14, 2006, we entered into an employment agreement with Scott A. Graeff as our Chief Financial Officer. This agreement was subsequently amended and restated, effective as of January 1, 2007, to reflect a change to Mr. Graeff’s base compensation and a previous change to Mr. Graeff’s title to Chief Commercialization Officer. In March 2012, we entered into an amended and restated employment agreement with Mr. Graeff. This employment agreement, which had an initial term through March 31, 2013, automatically renewed on March 31, 2013, March 31, 2014, March 31, 2015, March 31, 2016 and March 31, 2017 for additional one-year periods and will continue to automatically renew for additional one-year periods unless terminated by either party on 90 days prior notice.
Under the terms of the employment agreement, Mr. Graeff is eligible to participate in our senior management incentive plan for an annual discretionary cash bonus of at least 50% of his then current base salary, subject to the achievement of individual and corporate performance criteria to be determined by our board of directors or our Compensation Committee and set forth in the incentive plan.
The employment agreement provides that, in the event that his employment is terminated by us “without cause” or by him for “good reason” (each as defined in the employment agreement), subject to his entering into and not revoking a release in a form acceptable to the Company, he will be entitled to receive:

•
a severance payment equal to 75% of the sum of his then current annual salary plus annual target bonus or equal to such sum if the termination occurs within 12 months following a “change in control” transaction (as defined in the employment agreement);

•
if he timely elects and remains eligible for continued coverage under COBRA, an amount equal to the health insurance premiums that we were paying on his behalf and on behalf of his covered dependents prior to the date of termination for a period of nine months, or 12 months if the termination occurs within 12 months following a change in control transaction;

•
acceleration of vesting of unvested stock options equal to the number of shares that would have vested if employment had continued for 12 months following the termination (or, if the termination occurred following a change in control transaction, all outstanding unvested stock options held by him will vest); and

•	a cash payment for any unvested company matching contributions in his account under the Company’s 401(k) plan and for any accrued but unpaid vacation.
Mr. Graeff’s employment agreement also provides for a retention payment equal to one-half the sum of his then current annual salary plus annual target bonus if our board of directors engages an investment bank or similar firm for purposes that include exploring a change in control transaction, but no such transaction is consummated within 24 months thereafter. This retention payment would be payable in shares of our common stock, if necessary to avoid a credit default.
In addition to the severance and retention payments described above, in the event a change in control occurs due to a sale of the Company’s assets or a merger of the Company or an acquisition of the Company via tender offer, the employment agreement also provides that Mr. Graeff will receive a payment equal to the sum of his annual salary plus annual target bonus. If this change in control occurs within one year after he has received a retention payment (as described above), however, then this change in control payment shall be subject to partial reduction.
In addition, in the event of a change in control transaction, Mr. Graeff may receive additional payments to reimburse him for any excise taxes that are imposed under Section 4999 of the Code and any income and excise taxes that are payable by him as a result of any reimbursements for such excise taxes as further described in “Compensation Discussion and Analysis - Change in Control Benefits and Severance.”

Terms of Restricted Stock Awards under our 2006 Equity Incentive Plan and 2016 Equity Incentive Plan
In addition to the benefits payable to our named executive officers under their employment agreements described above, each of our named executive officers holds shares of restricted common stock granted pursuant to our 2006 Equity Incentive Plan and our 2016 Equity Incentive Plan that provide for the accelerated vesting of unvested shares under certain circumstances. Messrs. Chung, Messick and Graeff hold restricted stock awards granted in March 2013 and May 2014 , which shares vest in four equal annual installments following the date of grant. In June 2015 and June 2016, our Compensation Committee approved grants of restricted stock to each of our named executive officers , which shares will vest in three equal annual installments following the date of grant.

Pursuant to the standard terms of our restricted stock awards under our 2006 Equity Incentive Plan and our 2016 Equity Incentive Plan, any unvested shares of restricted stock held by our named executive officers are subject to accelerated vesting if our named executive officers’ employment is terminated by us without “cause” or by the named executive officers for “good reason,” in each case, as defined in the named executive officers’ respective employment agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to beneficial ownership of our common stock, as of March 31, 2017, by:

•	each person known by us to be a beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors and the board of directors’ nominees for director;

•	each of the executive officers named in the Summary Compensation Table, to whom we refer as our named executive officers; and

•	all of our currently serving executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us and Schedules 13D and 13G, if any, filed with the SEC, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of the common stock that they beneficially own, subject to applicable community property laws. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, restricted stock units, warrants or other exercisable or convertible securities held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of March 31, 2017 are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, these shares do not include any stock, options or restricted stock units awarded after March 31, 2017. A total of 27,542,276 shares of our common stock were outstanding as of March 31, 2017.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Luna Innovations Incorporated, 301 1st Street SW, Roanoke, Virginia 24011.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Carilion Clinic (1)	4,404,245	14.8%
c/o Carilion Roanoke Memorial Hospital First Floor Roanoke, Virginia 24033
Leviticus Partners, L.P. (2)	1,700,000	6.2%
370 Lexington Avenue, Suite 201 New York, NY 10017
My E. Chung (3)	931,625	3.3%
Dale E. Messick (4)	306,376	1.1%
Scott A. Graeff (5)	371,533	1.3%
John B. Williamson, III (6)	448,035	1.6%
Donald Pastor (7)	111,398	*
Richard W. Roedel (8)	911,292	3.2%
Michael W. Wise (9)	756,992	2.7%
Gary Spiegel (10)	46,010	*
Warren B. Phelps, III	_	_
All current directors and executive officers as a group (8 persons) (11)	3,883,261	13.0%

*	Represents less than 1% of the outstanding shares of common stock.
(1)
This information has been obtained from a Form 4 filed and Schedule 13G/A filed on January 31, 2017 by Carilion Clinic. Includes 1,321,514 shares of Series A Convertible Preferred Stock, which are currently convertible into an equivalent number of shares of common stock, as well as 552,401 shares of common stock payable as accrued dividends on the Series A Convertible Preferred Stock that will be issued upon the holder’s request. Also includes 366,000 shares of common stock underlying warrants that are exercisable within 60 days of March 31, 2017. Nancy Agee, Don Lorton and Rob Vaughan share voting and investment power over the shares beneficially owned by Carilion Clinic.

(2)
This information has been obtained from a Schedule 13G filed on January 31, 2017 by Leviticus Partners, L.P., AMH Equity LLC and Adam Hutt. AMH Equity LLC is the general partner of Leviticus Partners, L.P. and Adam Hutt is the President of AMH Equity LLC.

(3)
Includes (i) 438,125 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2017 and (ii) 303,333 shares of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2017 (Mr. Chung is deemed to have voting, but not dispositive, power over such shares).

(4)
Includes (i) 134,531 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2017 and (ii) 74,750 shares of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2017 (Mr. Messick is deemed to have voting, but not dispositive, power over such shares).

(5)
Includes (i) 94,531 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2017 and (ii) 74,750 of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2017 (Mr. Graeff is deemed to have voting, but not dispositive, power over such shares).

(6)
Includes 294,356 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2017 and 145,679 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(7)
Includes 5,340 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2017, and 46,010 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(8)
Includes 564,164 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2017, 225,031 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(9)
Includes 240,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 31, 2017, and 84,152 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder. Also includes 12,840 shares held by Mr. Wise’s family members over which Mr. Wise shares voting and investment power.

(10)
Consists of 46,010 shares of common stock issuable pursuant to restricted stock units held under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holder.

(11)
Includes an aggregate of: (i) 546,882 shares of common stock issuable pursuant to restricted stock units issued under our Non-Employee Director’s Deferred Compensation Plan that are payable under circumstances within the control of the holders; (ii) 1,771,047 an aggregate of shares of common stock issuable under stock options that are immediately exercisable or exercisable within 60 days of March 31, 2017; and (iii) 546,882 shares of restricted stock that are not vested, and will not vest, within 60 days of March 31, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission. Such executive officers, directors and greater than 10% holders are required to furnish us with copies of all of these forms that they file. Certain of our executives hold a power of attorney to enable such individuals to file ownership and change in ownership forms on behalf of the reporting persons.
To our knowledge, based solely on our review of these reports or written representations from certain reporting persons that no other reports were required, we believe that during 2016, all Section 16(a) filing requirements applicable to our officers, directors, greater than 10% stockholders and other persons subject to Section 16(a) of the Exchange Act were complied with. In April 2017, two reports, covering restricted stock units granted to Mr. Roedel and Mr. Williamson, were filed late.

OTHER INFORMATION
Other Matters to be Presented at the Annual Meeting
We do not know of any matters to be presented at our 2017 annual meeting of stockholders other than those described in this proxy statement. If any other matters are properly brought before the annual meeting, proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.
Security Holder Communication with Board Members
Any holder of our common stock may contact the board of directors or a specified individual director by writing to the attention of the board of directors (or a specified individual director) and sending such communication to the attention of our corporate Secretary at our executive offices as identified in this proxy statement. Each communication from a stockholder should include the following information in order to permit us to confirm your status as a security holder and enable us to send a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.
Our corporate Secretary will forward all appropriate communications to the board of directors or individual members of the board of directors as specified in the communication. Our corporate Secretary may, but is not required to, review all correspondence addressed to the board of directors or any individual member of the board of directors. The purpose of this review is to allow the board to avoid having to consider irrelevant or inappropriate communications, such as advertisements, solicitations and hostile communications, or any correspondence more suitably directed to management.

Stockholder Proposals for 2018 Annual Meeting
Our bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting but not to be included in our proxy materials. For the 2018 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the board of directors, must be submitted in writing and received by our corporate Secretary at our offices no later than January 20, 2018, which is 90 days prior to the anniversary of the expected mailing date of this proxy statement. If our 2018 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of our 2017 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also need to comply with all applicable requirements of the rules and regulations of the SEC. The chairperson of a stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws.
In addition, for a stockholder proposal to be considered for inclusion in our proxy statement for the 2018 annual meeting of stockholders, the proposal must be submitted in writing and received by our corporate Secretary at our offices at 301 1st Street SW, Suite 200, Roanoke, Virginia 24011 no later than December 21, 2017, which is 120 days prior to the anniversary of the expected mailing date of this proxy statement. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements and their accompanying documents. This means that only one set of our annual meeting materials is sent to multiple stockholders in your household unless you instruct otherwise. We will promptly deliver a separate copy of these documents without charge to you upon written request to Luna Innovations Incorporated, 301 1st Street SW, Suite 200, Roanoke, Virginia 24011, Attn: Investor Relations. If you want to receive separate copies of our annual meeting materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors

/s/ Scott A. Graeff
Scott A. Graeff
Chief Strategy Officer, Treasurer and Secretary
April 20, 2017
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016 is available without charge on our website, www.lunainc.com, or upon written request to: Corporate Secretary, Luna Innovations Incorporated, 301 1st Street SW, Suite 200, Roanoke, Virginia 24011.

LUNA INNOVATIONS INCORPORATED
ATTN: SUMMER HARPER
301 FIRST STREET SW, SUITE 200
ROANOKE, VA 24011

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

02 0000000000

1. Election of Directors

Nominees

01 Michael W. Wise 02 Gary Spiegel 03 Warren B. Phelps

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Approval, on an advisory basis, of the compensation of Luna's named executive officers.	☐	☐	☐
3. Proposal to ratify the appointment of Grant Thornton LLP as Luna's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If the signer is a corporation, please sign the full corporate name by a duly authorized officer, giving full title as such. If the signer is a partnership, please sign the partnership name by an authorized person.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

0000328930_1 R1.0.1.15

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K are available at www.proxyvote.com

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF
LUNA INNOVATIONS INCORPORATED
FOR THE SPECIAL MEETING OF STOCKHOLDERS ON MAY 24, 2017.

The undersigned hereby appoints My E. Chung and Dale E. Messick, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Luna Innovations Incorporated common stock which the undersigned may be entitled to vote at the Annual Meeting of stockholders of Luna Innovations Incorporated to be held at the Roanoke Higher Education Center, 108 N. Jefferson Street, Roanoke Virginia 24016, at 9:00 A.M. local time, on May 24, 2017, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters on the reverse side and in accordance with the accompanying instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the special meeting of stockholders or any continuation, adjournment or postponement thereof.

0000328930_2 R1.0.1.15

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)